EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Number 333-171843) and Form S‑8 (File Numbers 333-135857, 333-122201 and 333-105005) of Family Dollar Stores, Inc., and the Registration Statement on Form S-4 (File Number 333-198015) of Dollar Tree, Inc., of our report dated October 29, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Family Dollar Stores, Inc. Original Form 10-K, filed on October 29, 2014.

/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
October 29, 2014